Exhibit 10.14

MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement"), dated as of the 5th day of February, 2020 (the "Effective Date"), is by and between Kubient Inc., with offices located at 330 7th Avenue, 10th Floor, New York, NY 10001 ("Kubient") and The Associated Press, a New York not-for-profit corporation with principal place of business located at 200 Liberty Street, New York, NY 10281 (the "Customer"). Each of Customer and Kubient may be referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Customer wishes to increase the revenue derived from its traffic, content, websites, applications, podcasts, audience and database, and would like to retain Kubient to support and assist in that process as described herein;

For good and valuable consideration, the receipt of which is acknowledged by each Party, the Parties agree as follows:

1. Kubient Services. The services provided by Kubient pursuant to each specific engagement by Customer (the "Service" or "Services") shall be set forth and detailed in individual exhibits attached hereto (each an "Exhibit"), which shall be subject to the terms and conditions hereof and be incorporated as part of this Agreement. Kubient shall use reasonable efforts to provide to Customer the Services. Customer agrees to provide all reasonable and necessary access, support and cooperation for Kubient to provide the Services in a timely and effective manner. Nothing herein is intended nor shall be construed as creating an exclusive arrangement between Customer and Kubient. This Agreement will not restrict Customer offering Inventory via other agents or otherwise selling Inventory to any third parties.

2. Kubient License. In the event Customer shall utilize Kubient's ad serving technology as part of the Services, Kubient hereby grants to Customer a limited, royalty-free, non-exclusive, non-transferable, non-assignable, without right of sublicense, revocable license to access, participate in and use to the full extent the Auction Platform as hosted by Kubient, for the purpose of serving Inventory at Target Demand ("          "). The Auction Platform will place Creative from the Target Demand with the Winning Bid Price on Google Ad Manager for such Creative to be placed on Customer's websites.

3. Kubient License Definitions. Certain capitalized terms used in this Agreement shall have meanings set forth below.

(a)             "Auction" means a real-time auction through the Auction Platform for the placement of Creatives on Customer's websites and applications.

(b)            "Auction Platform" means that technology licensed or created by Kubient on which a Registered Bidder may Bid for Inventory.

(c)            "Bid" means a price for which a Registered Bidder is willing to pay for Impressions in an Auction via the Auction Platform.

(d)            "Creative" means, as applicable: (i) any Digital ad, or Companion ad as defined in the IAB's Portfolio and Guidelines.

(e)             "Impression(s)" means the number of times a Creative is served to, and received by, a visitor viewing the Inventory as measured by Kubient.

(f)             "Registered Bidder" means a person or entity that executed an agreement with Kubient in order to use the Auction Platform to participate in Auction and to deliver Impressions in Inventory.

(g)            "Request(s)" means the data sent from Customer to Kubient that is used in the auction to determine a Bid.

(h)            "Target Demand" means the Registered Bidder that has placed a Bid for Impressions to be delivered in Inventory.

(i)              "Inventory" means advertising space on, within or associated with premium content on web site(s) or app(s) offered through the Auction Platform by Customer.

(j)                "Winning Bid Price" means the price at which the Auction Platform awards Impressions to a bidding party which shall be no less than the minimum price that Customer has agreed to accept.

4. Term and Termination. (a) The initial term of this Agreement shall be one (1) year from the Effective Date (the "Initial Term"). This Agreement will automatically renew for additional 1-year terms unless earlier terminated pursuant to this Agreement's express provisions (together with the Initial Term, such additional periods the "Term"). Neither Party may terminate this Agreement during the Initial Term except as set forth in paragraph 4(b) or any Exhibit. Either Party may terminate this Agreement for any reason following the Initial Term upon ninety (90) days written notice to the other Party. Except for termination for material breach as detailed in paragraph 4(b), Kubient shall be entitled to all fees generated during the termination period regardless of which Party terminates the Agreement,

(b) Either Party may terminate this Agreement if the other Party commits a material breach of the Agreement and upon thirty (30) days written notice to the other Party, such other Party hasn't cured the breach within such thirty (30) days. Either Party may terminate the Agreement immediately if the other party (i) becomes insolvent or makes a general assignment for the benefit of creditors; (ii) suffers or permits the appointment of a conservator or receiver for its business or assets or any similar action by a governmental entity for the purpose of assuming operation or control of the Party due to the financial condition of the Party; (iii) becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign and such proceeding or action has not been dismissed within a sixty (60) period; or (iv) has wound up or liquidated its business, voluntarily or otherwise.

(c) Upon termination of the Agreement: (i) Kubient will cease providing the Services; (ii) the license granted under section 3 shall be revoked, (iii) Customer will promptly cease use of the Services and the Auction Platform; (iv) and each Party will return or destroy any of the other Party's Confidential Information then in its possession.

5.       Fees and Payment. The Parties agree to share any revenue generated as a result of this Agreement, or Customer's use of the Services or the Auction Platform, as set forth and detailed in each applicable Exhibit. Unless specified otherwise in an Exhibit, Kubient shall be responsible for contracting with all advertisers, agencies, media buyers, and/or sponsors (collectively "Advertisers") on Customer's behalf, including Advertisers with whom Customer has existing relationships. Pursuant to the doctrine of sequential liability, payment from Kubient to Customer shall be made within seven (7) days from Kubient's receipt of payment, regardless of when Customer submits an invoice. Customer acknowledges and agrees that Kubient shall proceed with recovery of the amounts due on a best effort basis but will not initiate any legal action against a delinquent party without the express written consent and support of Customer. Except of taxes associated with Kubient's income, Customer shall be responsible for paying all applicable sales, use or other taxes, duties, or tariffs applicable to its use of the Services.

6.       Use of Service. (a) Customer will comply with all international, federal, state and local laws, rules, and regulations of any governmental or regulating authority ("Law") that are applicable to its business and use of the Service. Customer agrees that it will not transfer or (unless expressly and specifically approved by Kubient in advance and in writing) allow third-party access to the Service. Customer will not modify, translate, alter, tamper with, repair, or otherwise create derivative works of any software included in any Service; reverse engineer, disassemble, or decompile any software or Service or apply any other process or procedure to derive source code of any software included in any Service; or resell, transfer, assign, or use as a service bureau any Service. Customer will ensure that its stories, articles, polls, videos, pictures, photographs, images, broadcasts, and any other type of content (collectively the "Content"), and each of its websites, devices, applications, podcasts, ads, emails, databases or any other types of mediums for which the Service is engaged (collectively the "Properties") contains or is linked to a privacy policy in accordance with applicable Law. Customer shall be responsible and solely liable for all the Content (including without limitation all intellectual property rights therein) and the Properties.

7.       Limitation of Liability. (a) EXCEPT WITH RESPECT TO THE PARTIES' LIABILITY FOR INDEMNIFICATION, OR LIABILITY FOR BREACH OF CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR OTHER SIMILAR DAMAGES, WHETHER OR NOT CAUSED BY THE OTHER PARTY'S EMPLOYEES OR REPRESENTATIVES„ WHETHER UNDER TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHER THEORIES OF RECOVERY, EVEN IF THE OTHER PARTY WAS OR SHOULD HAVE BEEN AWARE OR WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.       Arbitration. Each Party agrees and does waive trial by jury in any action, proceeding or counterclaim brought against the other Party for any matter whatsoever arising out of or in any way connected with this Agreement. No action, suit or proceeding shall be brought against a Party more than one year after the date of termination this Agreement. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof

9.       Representations, Warranties, and Covenants. (a) Each Party represents, warrants and covenants to the other that (i) it has the full right, power, and authority to enter into this Agreement; (ii) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; and (iii) this Agreement constitutes a legal, valid and binding obligation when agreed to. (b) Kubient represents, warrants and covenants that: (i) the Service and any deliverables provided hereunder by Kubient do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party; (ii) the Service will perform in all material respects to industry standards; (iii) the collection, maintenance, management and storage of visitor information (data), to the extent collected, directed by, maintained or stored by Kubient, as well as the performance of the Auction Platform, is and shall be in a secure manner using best practices of security technology and best practices to protect against loss, misuse or alteration of data and Kubient shall use measures in accordance with industry standards to ensure that all databases shall be accessible only by certain authorized personnel of Kubient or Customer; (iv) it will ensure that the product and service provided by Kubient shall be free of any viruses, Trojan Horses, worms, time bombs, trap doors, back doors, Easter eggs, cancelbots, or other computer programming routines that will damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or information; (v) the execution and delivery of the Agreement and the performance of its obligations hereunder do not conflict with or violate applicable Laws or regulations; (vi) any services provided by it shall comply with the terms of this Agreement and shall be free from errors that materially affect their utility; (vii) it owns or controls the rights granted or licensed to Customer herein; (viii) it is the rightful owner or licensee of all intellectual property rights to the Service, the Auction Platform and products delivered hereunder; (ix) it is now and throughout the Term shall comply with all applicable Laws in connection with the operation of its business and the performance of its obligations hereunder or the provision of the Service, except to the extent that such failure would not, in the aggregate, reasonably be expected to have a material adverse effect on Customer's business, (x) it shall not place advertising for guns, tobacco products, pornography, illegal products and any products identified by the IAB as excluded categories for advertising and (xi) it will ensure that all Target Bidders have agreed to provide representations and warranties with respect to the Creative in accordance with industry standards, including, without limitation, that all Creative is supported by competent and reliable prior substantiation in accordance with Law and complies with applicable Law and is not defamatory, libelous, slanderous or otherwise unlawful. (c) Customer represents and warrants that: (i) it is the sole and rightful owner of all the Content and Properties, or has the necessary rights to the Content and Properties to meet its obligations hereunder; (ii) the Content and Properties do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other intellectual property or other rights of any third party; (iii) the collection, maintenance, management and storage of visitor information (data), to the extent collected, maintained or stored by Customer or a third-party on Customer's behalf, is in a secure manner using best practices of security technology and best practices to protect against loss, misuse or alteration of data and Customer shall use measures in accordance with industry standards to ensure that all databases shall be accessible only by certain authorized personnel of Kubient or Customer in accordance with Customer's privacy policy and applicable Law; and (iv) the execution and delivery of the Agreement and the performance of its obligations hereunder do not and will not violate any applicable Law.

10.    Indemnification. (a) Kubient agrees to indemnify, defend, and hold harmless Customer and its officers, directors, managers, members, agents, and employees from all third-party allegations, claims, actions, losses, expenses, damages, costs (including, without limitation, reasonable attorneys' fees) or liabilities ("Claims") arising out of or in connection with: (i) the Services; (ii) the Auction Platform; (iii) to the best of its knowledge the Creative placed onto Customer's platforms or websites by the Auction Platform; (iv) Kubient's breach of any representation or warranty under this Agreement or (v) the acts or omissions of Kubient or a third party hired by, employed, retained or under Kubient control with respect to Kubient's obligations hereunder. (b) Customer agrees to indemnify, defend, and hold harmless Kubient and its owners, shareholders, officers, directors, managers, agents, and employees from all third-party Claims arising out of or in connection with (i) Customer's unauthorized or inappropriate use of the Services, (ii) Customer's unauthorized or inappropriate use of the Auction Platform, (iii) Customer's breach of any representation or warranty under this Agreement, or (iv) the Content or Properties, including any allegation or claim that the Content or Properties violate or infringe on an y third party rig hts, or (v) the acts or omissions of Customer or a third party hired by, employed, retained or under Customer's control.

11.    Indemnification Procedures. Any claim for indemnification hereunder shall be subject to the following provisions: (i) the party seeking indemnification shall provide prompt written notice of the claim to the indemnifying party, provided that any delay in providing notice shall not relieve the indemnifying party of its indemnity obligations ; (ii) the indemnifying party shall have the right to control the defense and all negotiations relative to the settlement of any such claim, provided that no settlement admitting liability on the part of the indemnified party may be made without the express written consent of the indemnified party; and (iii) the indemnified party shall reasonably cooperate with the indemnifying party and its counsel at the indemnifying party's cost and expense.

12.    Confidentiality. "Confidential Information” means any tangible and intangible non-public information in any form (including written information, oral statements and electronically stored data) which a party discloses (the "Discloser") to the other party (the "Recipient") including, without limitation, information relating to trade secrets, systems, know-how, products, processes (including manufacturing processes), inventions, computer software programs, marketing or sales techniques, financial condition, costs, business interests, initiatives, objectives, plans, strategies, customers, suppliers, lenders, underwriters, or employees, that is marked as confidential or identified at the time of disclosure as being confidential or is otherwise disclosed under circumstances that would lead a reasonable person to conclude that such information is confidential, excluding information that: (a) was in Recipient's possession before receipt from the Discloser pursuant this Agreement; (b) is in or enters the public domain without a breach of this Agreement; (c) is rightfully received by Recipient from a third party who was not known by Recipient to be legally or contractually restricted from disclosing such information; or (d) is independently developed by Recipient without use of or reference to the Discloser's Confidential Information. Recipient will protect the Confidential Information, for one (1) year from the date of disclosure, by using at least the same degree of care as it uses to protect its own Confidential Information, but no less than a reasonable degree of care, to prevent unauthorized use, disclosure or publication. Notwithstanding the foregoing, if Recipient is required by applicable Law or a valid legal order to disclose any Confidential Information, Recipient shall, before such disclosure, notify Discloser of such requirements, if legally permissible and reasonably practicable, so that Discloser may seek a protective order or other remedy, and Recipient shall reasonably assist Discloser therewith (at Discloser's cost). If Recipient remains legally compelled to make such disclosure, it shall only disclose that portion of the Confidential Information Recipient is required to disclose. Without limiting the foregoing, Recipient: (x) will not use, disclose, make available or reproduce the Confidential Information (or permit others to do so) except as expressly authorized in this Agreement; (y) will not disclose any such Confidential Information to anyone except employees and directors of Recipient to whom disclosure is necessary for the performance of the Agreement; and (z) will appropriately notify such employees and directors that the disclosure is made in confidence and will be kept in confidence in accordance with this Agreement. If Recipient becomes aware of any loss or unauthorized disclosure of Confidential Information, Recipient will promptly notify Discloser of such and use reasonable efforts to retrieve such Confidential Information.

13.      Disclaimer. Except as expressly set forth herein, the Services are provided on an "as is," "where is," and "as available" basis, and, to the maximum extent permitted by Law, Kubient disclaims, and Customer hereby waives, all representations and warranties, express or implied, arising by operation of Law or otherwise, except for the representations and warranties set forth in this Agreement, including but not limited to the implied warranties of merchantability, fitness for a particular purpose, as well as any warranties arising from a course of dealing, usage or trade practice. Kubient makes no representation or warranty and expressly disclaims, and Customer understands and acknowledges, that there is no guarantee that any minimum level of revenue or profit will be generated by either Party as a result of the Services or this Agreement.

14.      General Provisions.

(a)       This Agreement is governed in all respects by the laws of the State of Delaware without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits for all disputes to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York.

(b)       Each Party's names, trademarks and logos are the exclusive property of said respective Party, and neither Party will acquire any proprietary rights therein by reason of this Agreement or any other agreement. Neither Party may issue any publicity release or marketing materials identifying the other Party without the prior express written approval of such other Party, provided however, the Parties agree to issue a joint press release within ninety (90) days of the Effective Dave announcing the Agreement.

(c)       The relationship of the Parties is that of independent contractors, and nothing herein is intended, nor should be construed, to create a partnership, agency, joint venture or employment relationship. No act or statement of either Party will operate to bind the other and neither Party will hold itself out or have any authority as an agent of the other for any purposes whatsoever.

(d)       If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to the Agreement or in breach hereof, the prevailing party in any final judgment or arbitration award shall be entitled to recover its reasonable expenses, including all court costs, arbitration fees and reasonable attorney's fees.

(e)       All notices provided pursuant to this Agreement will be in writing and will be deemed given (i) if by personal delivery, upon receipt thereof; (ii) if mailed five 5 days after deposit in the US mail, postage prepaid, certified mail return receipt requested; or (iii) if sent via overnight courier, upon receipt. All notices will be sent to the person who has signed this Agreement (at the address set forth above) or to such other person or address as either party may specify in writing.

(f)        If any provision of this Agreement is unenforceable, illegal or invalid under any applicable Law or court of competent jurisdiction, then such unenforceability or invalidity will not render the Agreement unenforceable or invalid. In such event, such provision will be deemed restated in accordance with applicable Law to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement will remain in full force and effect. Provisions that should reasonably be considered to survive termination of the Agreement will survive and be enforceable after such termination or expiration, including without limitation provisions relating to confidentiality, proprietary rights, indemnification, limitations of liability, effects of termination, and governing Law. The delay or failure of either Party to exercise any right or power provided in this Agreement or to require performance by the other Party of any provision of this Agreement will not impair such right or power, or be deemed a waiver thereof. A waiver by either Party of any covenants to be performed by the other or any breach thereof will not be taken or held to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement or under any agreement.

(g)       Neither Party will be liable under this Agreement by reason of any damages, failure or delays in the performance of its obligations under such Agreement (except for the payment of money) on account of any cause beyond the reasonable control of such Party, such as fire, explosion, power failures, pest damage, lightning or power surges, strikes or labor disputes, water, war, civil disturbances, terrorism, acts of civil or military authorities, inability to secure raw materials, transportation facilities, fuel or energy shortages, performance or availability of communications services or networks and network facilities failures of any suppliers or service providers, or other causes beyond the Party's reasonable control.

(h)       Neither Party may assign (voluntarily, by operation of law, or otherwise) this Agreement or any rights or obligations under this Agreement without the other Party's prior written consent, which shall not be unreasonably withheld, provided however, that either Party may assign this Agreement without approval or consent to any affiliate or purchaser of all or substantially all of said Party's assets related to the subject matter of this Agreement or to any successor by way of merger, stock sale, consolidation or similar transaction. Any attempted assignment other than in accordance herewith will be void. Subject to the foregoing, the Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns. The Agreement completely and exclusively states the agreement of the Parties regarding its subject matter. This Agreement supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding its subject matter.

(i)        This Agreement is intended for the sole and exclusive benefit of the Parties hereto, is not intended to confer any rights or benefits on any third party, and only the Parties may enforce such Agreement. This Agreement shall be binding on both Parties when signed on behalf of each Party, and may be signed in one or more counterparts, each of which shall be deemed to be an original and both of which when taken together will constitute one and the same agreement. Fax or electronically scanned copies of such executed documents may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the dates written below.

Kubient Signature:

/s/ Paul Roberts
By:	Paul Roberts
Its:	CFO
Date:	2-6-2020

Customer Signature:

/s/ Paul Caluori
By:	Paul Caluori
Its:	VP, Global Products
Date:	02-05-2020

EXHIBIT ‘B’

This Exhibit B is entered into as of the 26th day of March 2020 by and between Kubient, Inc. ("Kubient"), and The Associated Press ("Customer"). This Exhibit is hereby incorporated into and made a part of the Master Services Agreement (the "Agreement") between the Parties (Effective Date: February 5, 2020).

NATURE OF ENGAGEMENT: Customer has retained Kubient to help increase revenue from its consumer offerings, including but not limited to its websites, apps, videos, and podcasts.

SERVICES: Kubient shall provide to Customer advertising and related business revenue consultation with respect to the AP News site, AP News mobile app, AP DNE sites and widgets. This includes all categories identified in the threshold table in Schedule 1 to Exhibit B.

REVENUE SHARE/FEE: Commencing on March 1, 2020 and thereafter, the Parties shall share revenue generated from Customer's consumer offerings, including but not limited to its content, technology, traffic, data, websites, apps, videos and podcasts, without offset and regardless of which Party is responsible for securing such revenue, as per the attached Schedule 1.

RECONCILIATION/PAYMENT TERMS: The Parties agree to reconcile revenue numbers and the revenue share calculations no later than 10 days following the end of each calendar month during which the Services were rendered. Subject to the doctrine of sequential liability, payment shall be made to the appropriate Party net 30 days from the end of the calendar month.

NON-CIRCUMVENT: As part of the Services provided under the Agreement and any applicable exhibits, Kubient will be working with and introducing certain third-party advertisers, sponsors, agencies, media buyers, service providers, vendors, publishers, affiliates and/or media partners (collectively "Third-Party") with whom Customer does not have a pre-existing relationship. During the Term and any renewal terms of the Agreement, and for a period of one (1) year following the expiration or earlier termination thereof, Customer agrees not to work with, directly or indirectly, any Third-Party that Customer comes to know through disclosure by Kubient as part of the Services, without the express written consent of Kubient and compensation to Kubient under the applicable exhibit and/or schedule. Provided however, this provision shall not apply in the event Customer can establish, in writing, that it had a preexisting working relationship with such Third-Party prior to the Agreement and without Kubient's assistance. Customer acknowledges that this provision is reasonable and necessary for the protection of Kubient and that Kubient will be irrevocably damaged if such covenant is not specifically enforced. Customer further agrees that Kubient will be entitled to seek injunctive relief for the purpose of restraining Customer from violating this covenant (and no bond or other security shall be required in connection therewith) in addition to any other relief to which Kubient may be entitled under the Agreement.

NON-SOLICITATION: During the Term and any renewal terms of the Agreement, and for a period of one (1) year following the expiration or earlier termination thereof, Customer shall not, without Kubient's prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of Kubient; or (ii) hire, on behalf of Customer or any other person or entity, any person who has left the employment of Kubient within the one (1) year period following the termination or end of that person's employment. During the Term and any renewal terms of the Agreement, and for a period of one (1) year following the expiration or earlier termination thereof, Customer shall not, whether for its own account or for the account of any other person or entity, interfere with the relationship of Kubient with, or endeavor to entice away from Kubient, any person or entity who was or is a an employee or Third-Party of Kubient.

CONFLICTING TERMS: The Schedule 1 shall supersede the flat fee and Initial Revenue Share set forth in Exhibit A. The payment term provision above shall supersede the payment term provision set forth in Exhibit A.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed by their duly authorized representatives as of the 26th day of March, 2020.

Kubient Signature:

By:	/s/ Paul Roberts
Its:	President
Date:	3/27/2020

Customer Signature:

By:	/s/ Ted Mendelsohn
Its:	VP, Commercial Mkts
Date:	3/27/2020

SCHEDULE 1 TO EXHIBIT 'B'

This Schedule 1 to Exhibit B ("Schedule 1") is entered into as of the 26th day of March, 2020 by and between Kubient, Inc. ("Kubient"), and The Associated Press ("Customer"). This Schedule 1 is hereby incorporated into and made a part of Exhibit B to the Master Services Agreement between the Parties (Effective Date: February 5, 2020).

	Monthly Revenue*	Below Threshold		Above Threshold
Type	Threshold	Customer	Kubient	Customer	Kubient
Programmatic/Display	$ 300,000.00	90%	10%**	50%	50%
Video	$ 30,000.00	100%	0%	50%	50%
Direct Deals***	Undertone	100%	0%	50%	50%
Native****	$ 100,000.00	100%	0%	50%	50%
Data/Newsletter	$ -	0%	0%	50%	50%
Podcasts	$ -	0%	0%	50%	50%
Other	$ -	0%	0%	50%	50%

*All "Revenue" calculations shall refer to gross revenue actually received by the collecting party less client credits and allowances for returns, but without any deduction or offset for costs incurred by either Party, except for "Direct Deals". For "Direct Deals", "Revenue" shall refer to Net Revenue, defined as gross revenue actually received by the collecting party less client credits and allowances for returns and less any agreed upon costs incurred by either Party in support of a "Direct Deal" for such things as production, photography, video, content creation and/or media buying (i.e. Nativo).

Programmatic/Display refers to revenue generated by the following clients and any additional clients that AP adds during the term: Google Adexchange, Index Exchange, OpenX, Smaata, Rhythm One; Rubicon; TripleLift; Amazon; DistrictM; AppNexus; Xandr; Media.net; Criteo; Sovm; Saamba; AOL Marketplace **Kubient "Below Threshold" monthly compensation shall act as a guaranteed draw against any Kubient "Above Threshold" monthly compensation generated from any/all Types of "Revenue". This compensation shall expire on September 1, 2020, such that Kubient shall not be entitled to or receive after the month of August.

***"Direct Deals" shall refer to any sort of sponsorship or customized off-platform opportunity (e.g., via AP's native or social media channels) introduced by Kubient. Kubient shall have no right to or interest in "Revenue" generated from Direct Deals with Regions Bank, Undertone, or Healthgrades. Kubient shall have no right to or interest in "Revenue" generated from Nativo, except for new "Direct Deals" introduced by Kubient that generate Net Revenue.

****"Native" ad-based revenue is generated by Taboola. Kubient shall have no right to or interest in any "Above Threshold" Native ad- based revenue generated by Taboola.

ACKNOWLEDGEMENT: Customer acknowledges and agrees that the above calculations are based on its own revenue reports and present a fair, reasonable and accurate representation of its monthly average digital revenue.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to be executed by their duly authorized representatives as of the 26th day of March, 2020.

Kubient Signature:

By:	/s/ Paul Roberts
Its:	President
Date:	3/27/2020

Customer Signature:

By:	/s/ Ted Mendelsohn
Its:	VP, Commercial Mkts
Date:	3/27/2020